UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	April 1, 2014

Hines Real Estate Investment Trust, Inc.
__________________________________
Exact name of registrant as specified in its charter)

Maryland	000-50805	20-0138854
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

2800 Post Oak Blvd, Suite 5000, Houston, Texas	77056-6118
(Address of principal executive offices)	(Zip Code)

Registrant's telephone number, including area code:	(888) 220-6121

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Material Definitive Agreement.

On April 1, 2014, Hines REIT Properties, L.P. (the “Operating Partnership”), a majority-owned subsidiary of Hines Real Estate Investment Trust, Inc. (“Hines REIT” and, together with its subsidiaries, the “Company”), entered into a Credit Agreement (the “Credit Agreement”) with the lenders party thereto, including, but not limited to, JPMorgan Chase Bank, N.A. (“Chase”), as Administrative Agent, Wells Fargo Bank, National Association (“Wells Fargo”), as Syndication Agent, BMO Harris Bank N.A., Capital One, National Association, PNC Bank, National Association, RBS Citizens, N.A., Regions Bank, Sumitomo Mitsui Banking Corporation, Suntrust Bank and U.S. Bank National Association, as Co-Documentation Agents, and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers.

The Credit Agreement provides for borrowings up to $225.0 million under a revolving credit facility (the “Revolving Loan Commitment”) and up to $200.0 million under a term loan (the “Term Loan Commitment”), which we refer to collectively as the Revolving Credit Facility (the “Facility”). Pending future commitments, the maximum aggregate borrowings under the Facility could be increased to up to $725.0 million. The Revolving Loan Commitment has a maturity date of April 1, 2017, subject to a one-year extension option. The Term Loan Commitment has a maturity date of April 1, 2018.

Interest on the Facility will be payable based on either (a) the Alternate Base Rate plus the Applicable Rate or (b) the Adjusted LIBO Rate plus the Applicable Rate, subject to the Company’s election. The Alternate Base Rate is equal to the greater of: (a) the Prime Rate, (b) the Federal Funds Effective Rate plus 0.5%, or (c) the Adjusted LIBO Rate for a one month period plus 1.0%. The Adjusted LIBO Rate is equal to the LIBO Rate per annum, multiplied by the Statutory Reserve Rate determined by the Board of Governors of the Federal Reserve System of the United States of America. The Applicable Rate is based on the Company’s ratio of indebtedness to total asset value and will be determined as set forth in the Credit Agreement. The Applicable Rate will range from 0.50% to 2.10% depending on the ratio of indebtedness to total asset value and the type of loan. The Revolving Loan Commitment had an all-in interest rate of 1.86% on the date of the borrowing and the Term Loan Commitment had an all-in interest rate of 1.76% on the date of the borrowing.

Upon entry into the Credit Agreement on April 1, 2014, the Company borrowed $170.0 million under the Revolving Loan Commitment and $200.0 million under the Term Loan Commitment to repay $370.0 million in loans outstanding under its acquisition credit agreement with Chase.

The Credit Agreement contains customary events of default, with corresponding grace periods, including, without limitation, payment defaults, cross-defaults to other agreements evidencing indebtedness and bankruptcy-related defaults, and customary covenants, including limitations on the incurrence of debt and granting of liens. The Credit Agreement limits the Company’s total indebtedness to 60% of the Company’s total asset value. The Credit Agreement also requires the maintenance by the Company of certain levels of debt service coverage, a minimum net worth and other certain unencumbered value and interest coverage ratios. The Company is required to maintain a pool of at least eight properties that are unencumbered by debt and have an aggregate value of at least $500 million.

If any events of default occur and are not cured within applicable grace periods or waived, the outstanding loans may be accelerated and the lenders’ commitments may be terminated. The occurrence of the bankruptcy-related defaults will result in the automatic termination of commitments and acceleration of the Facility.

The Company and several of its affiliates have unconditionally guaranteed payment and performance of the Operating Partnership’s obligations under the Credit Agreement.

The description above is a summary and is qualified in its entirety by the Credit Agreement, which is filed as Exhibit 10.1 to this report and is incorporated herein by reference.

Item 2.03 Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosure required by this item is included in Item 1.01 of this Current Report on Form 8-K and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibit -

10.1
Credit Agreement, dated as of April 1, 2014, among Hines REIT Properties, L.P. and the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, BMO Harris Bank N.A., Capital One, National Association, PNC Bank, National Association, RBS Citizens, N.A., Regions Bank, Sumitomo Mitsui Banking Corporation, Suntrust Bank and U.S. Bank National Association, as Co-Documentation Agents, and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Hines Real Estate Investment Trust, Inc.

April 7, 2014	By:	/s/ J. Shea Morgenroth
Name: J. Shea Morgenroth
Title: Chief Accounting Officer and Treasurer

Exhibit Index

Exhibit No.	Description
10.1*
Credit Agreement, dated as of April 1, 2014, among Hines REIT Properties, L.P. and the Lenders party thereto, JPMorgan Chase Bank, N.A., as Administrative Agent, Wells Fargo Bank, National Association, as Syndication Agent, BMO Harris Bank N.A., Capital One, National Association, PNC Bank, National Association, RBS Citizens, N.A., Regions Bank, Sumitomo Mitsui Banking Corporation, Suntrust Bank and U.S. Bank National Association, as Co-Documentation Agents, and J.P. Morgan Securities LLC and Wells Fargo Securities, LLC, as Joint Bookrunners and Joint Lead Arrangers

* Filed herewith

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